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                           SALE OF TECHNOLOGY AGREEMENT            Exhibit 10.1

                  This Sale of Technology Agreement ("Agreement") is made and effective this 30th day of November 1998, by and between Axiom Communications Group, Inc., a New York Corporation ("Buyer"), and Guibert Englebienne ("Seller").

                  Seller has developed and owns all rights, including the copyright, to certain computer software and related documents;

                  Buyer wishes to purchase, and Seller wishes to sell, such software and documentation, the related goodwill and all other associated property rights, including all copyrights and all rights to enhanced, modified and updated versions and derivative works related thereto.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

         1.       Transfer.

                  A. Software. Seller hereby sells, assigns, conveys and transfers to Buyer all of Seller's right, title and interest in and to the following described computer software (the "Software"): The software consists of a set of scripts, applications and database stored procedures which are either embedded or executed from a web page and interact with the corporate database and telecommunications switch in order to provide the following features through the Company's web site.

         Automatic sign up of customers.

         Includes:

                  Credit card authorization (interfacing with third party program).

                  Customer account creation on the corporate database.

                  Sub accounts to allow the usage from several locations.

                  Activation on the telecommunications switch for these accounts (interfacing with a third party program).

         Retrieval of call detail information directly from the corporate database.


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         Retrieval of invoices.

         Callback trigger directly from the web page.

         These scripts are built using CGI scripting and Java applications that are connected to the database using the Sybase's Jconnect libraries.

The Software includes:

         (i) The first version of the Software and all subsequent versions thereof in all versions delivered to Axiom on March 15, 1998 and all forms of expression thereof, including any Software source code, object code, flow charts, and block diagrams, and programmer documentation, previous versions, notes, other information relating to the Software; and all copyrights, trade secrets, patentable inventions, proprietary rights and intellectual property contained therein including Seller's copyright in the Software.

         (ii) A demonstration version of Sybase Jconnect. Buyer agrees to purchase, at its own expense, the full working version for each computer on which the Software is installed and Seller agrees to install, for no additional compensation, said working version of Sybase.

                           B. Delivery. The Software has been delivered to Buyer
prior to execution of this Agreement. Seller shall from time to time, but without further consideration, execute and deliver such instruments or documents and take such other action as is reasonably necessary which Buyer may request in order to more effectively carry out this Agreement and to vest in Buyer the Software and title thereto.

                  2. Purchase Price. In consideration for the transfer of the Software, Buyer shall pay to Seller, (A) $175,000 payable in four equal installments commencing thirty days after the closing of any initial public or private financing by Buyer but, in any event, not later than January 1, 1999 and every six months thereafter. (B) an additional $25,000 payable in one installment ninety days after the last payment set forth in 2 (A) or, at Seller's option, exercisable upon his receipt of the first payment called for in section (A) hereof, an option to purchase up to 10,000 shares of Buyer's stock of the same class and value provided to employees (but not officers of the Company) of the Company (most favored nation class) at the discounted price of $2.50 a share. The option to purchase up to 10,000 shares of Buyer's stock will expire within one (1) month of the date option is vested. It is expressly agreed that none of the payments set forth herein is contingent upon Buyer obtaining public or private financing.


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                  3. Default.

                  (1) In the event that Buyer fails to make any payment due hereunder on the date due, interest shall, without further notice, accrue on the unpaid balance due at the rate of 9% per annum.

                  (2) Upon written notice of default in payment, Buyer shall have the right to cure as follows: 45 days from the date payment was due within which to pay 30% of the amount in default, plus accrued interest, and an additional 45 days from the date payment was due within which to pay the remaining 70% of the amount in default, plus accrued interest;

                  (3) If Buyer fails to cure the default as set forth above, then, at Seller's sole option, Seller shall be entitled to (1) immediate payment of the full amount remaining unpaid and Buyer shall not have any right to use the Software until such payment is made, or (2) return of all right title and interest to the Software an any related copyrights or patents in which case Buyer shall not have any further right to use the Software;

                  (4) If Seller fails to provide the Manuals (as defined in the Consulting Agreement) as set forth in paragraph 9 of the Consulting Agreement dated November 30, 1998, then for each day of delay, payment due under this agreement shall be deferred two days , without interest.

                  4. Representations and Warranties of Seller. Seller represents, warrants and covenants as follows:

                           A. Title; Infringement. Seller has good and
marketable title to the Software, including copyright to the Software, and has all necessary rights to enter into this Agreement without violating any other agreement or commitment of any sort. Seller does not have any outstanding agreements or understandings, written or oral, concerning the Software.

                           B. No Liens. The software is not subject to any lien,
encumbrance, mortgage or security interest of any kind.

                           C. Authority Relative to this Agreement. This
agreement is a legal, valid and binding obligation of Seller. The execution and delivery of this Agreement by Seller and the performance of and compliance by Seller with the terms and conditions of this Agreement will not result in the imposition of any lien or other encumbrance on any of the Assets, and will not conflict with or result in a breach by Seller of any of the terms, conditions or provisions of any order, injunction, judgement, decree, statute, rule or regulation applicable to Seller, the Software, or any note, indenture or other agreement, contract, license or instrument by which any of the Software may be bound or

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affected. No consent or approval by any person or public authority is required to authorize or is required in connection with, the execution, delivery or performance of this Agreement by Seller.

                           D. Warranty. Seller hereby warrants that for a period
of twelve (12) months from the date hereof the Software shall (1) be free of defects in programming and operation, (2) function in accordance with the specifications set forth in the Functional Specifications in Schedule A attached hereto; and (3) be merchantable and fit for the purpose of selling, provisioning, invoicing and charging communication services on-line in its current configuration. In the event that the Software fails to perform in accordance with this warranty, Buyer shall inform Seller of such fact and Seller shall provide, free of charge, such programming, design, and installation services as may be necessary to correct such errors. In the event that the Software error can not be corrected by Seller within a reasonable time, then, at Buyer's discretion, Buyer may return the Software and Seller will return any payments made up to the date the Software is returned, and neither party will have any further obligation to the other party. In the event that the Software error can not be corrected by Seller within a reasonable time and Buyer does not wish to return the Software, the purchase prices in paragraph 2 herein shall be reduced, by an amount equal to the cost to the Company to have the error corrected by a third party.

                  E. Limitation of Liability. THE WARRANTIES IN THIS AGREEMENT ARE GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED AND IMPLIED, AND ARE THE SOLE WARRANTIES MADE BY SELLER WITH RESPECT TO THE SOFTWARE. SELLER SHALL HAVE NO LIABILITY FOR CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES.

                  5. Acceptance. The Software was integrated into Buyer's English version Web Site for the purpose of testing the Software. The Buyer has accepted the Software.

                  6. Training. Seller shall provide all instructions and training reasonably necessary to train one entry level engineer hired and paid by Buyer to maintain and operate the Software. Nothing herein shall make Seller an employer of said person.

                  7. No Brokers. All negotiations relative to this Agreement have been carried on by Buyer directly with Seller, without the intervention of any person as the result of any act of Buyer or Seller (and, so far as known to either party, without the intervention of any such person) in such manner as to give rise to any valid claim against the parties hereto for brokerage commissions, finder's fees other like payment.


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                  8. Consents, Further Instruments and Cooperation. Buyer and
Seller shall each use their respective best efforts to obtain the consent or approval of each person or entity, if any, whose consent or approval shall be required in order to permit it to consummate the transactions completed hereby, and to execute and deliver such instruments and to take such other action as may be required to carry out the transaction contemplated by this agreement. Seller shall execute, or cause its employees and agents to execute, any patent or copyright application or other similar document or instruments, following Buyer's reasonable request.

                  9. Buyer's Use of the Software. Buyer may, at its sole discretion, market, license and sell the Software under names and trade names of its own choosing, and may develop updated and modified versions and derivative works of the Software without attribution of authorship to Seller as long as it is not in breach under the terms of this Agreement. Buyer shall own all rights and title, including copyrights, in and to updated and modified versions and derivative works of the Software without requiring permission from Seller and without incurring payment obligations in addition to those provided herein. Buyer may market or use the Software in whatever manner and at whatever prices it sees fit.

                  10. Seller's Non-Use of the Assets. Seller retains no rights whatsoever in the Software and does not retain the right to use the Software or any material relating to the Software for any purpose, personal, commercial, or otherwise. Seller furthermore shall maintain all information relating to the Software or use of the Software in confidence and shall not disclose any aspect of the Software to any third party without the prior written consent of Buyer. Seller agrees not to participate in any activities relating to the business of providing telecommunications services which competes, directly or indirectly, with Buyer's marketing or distribution of the Software for a period of one (1) year following the expiration of the Consulting Agreement, provided, however, that Buyer is not in breach hereunder.

                  11. Confidentiality. It is anticipated by the parties hereto that during the design implementation, development, and testing of the Software, Seller will necessarily acquire knowledge of the business, trading practices, financial structure, operations and fiduciary relationships of Buyer, and Buyer will acquire knowledge of the business practices, customer contacts and similar trade secrets of Seller (collectively, the "Confidential Information"). Each party hereby agrees to maintain the confidentiality and to instruct its employees to maintain the confidentiality of the Confidential Information. Each party shall, upon Acceptance of the Software, upon termination of this Agreement, or upon demand of the other party, whichever is sooner, return any and all documents containing Confidential Information, or from which Confidential Information could be inferred, including any copies or reproductions thereof, to the other. The

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obligation to maintain the confidentiality of the Confidential Information as provided hereunder shall survive the termination of this Agreement.

                  12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

                  13. Assignment. Neither Buyer nor Seller may assign this Agreement or any obligation herein without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, executors, personal representatives, successors and assigns. Buyer may assign this Agreement to a subsidiary or affiliate or as part of the sale of the Buyer's business. Seller may assign to a corporation or limited liability Company of which Seller is the controlling principal.

                  14. Entire Agreement. This Agreement contains the entire understanding of the parties, and supersedes any and all other agreements presently existing or previously made, written or oral, between Buyer and Seller concerning its subject matter. This Agreement may not be modified except by a writing signed by both parties.

                  15. Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement nevertheless will continue in full force and effect without being impaired or invalidated in any way.

                  16. Notices. All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given and received if delivered or mailed, certified or registered mail, or the equivalent in Argentina, with postage prepaid:

         If to Buyer:

                  Christian Bardenheuer
                  c/o Axiom Communications Group, Inc.
                  50 Broad Street
                  Suite 501
                  New York, New York 10004

         If to Seller:

                  Guibert Englebienne
                  Av. Colon 3366, 7th Floor
                  Mar del PLATA 7600
                  Argentina

                  17. Relationship of the Parties. The relationship between Buyer and Seller under this Agreement is intended to be that of buyer and seller, and nothing in this Agreement is intended to be construed so as to suggest that the parties hereto are partners or joint venturers, or either party or its employees are the employee or agent of

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the other. Except as expressly set forth herein, neither Buyer nor Seller has any express nor implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.


                  18. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

                  19. Waiver. Failure of either party to exercise in any respect any of the rights provided herein shall not be deemed a waiver of any right hereunder.

                  20. Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved pursuant to the rules set forth by the American Arbitration Association in New York City pursuant to which each party shall have the right to designate an arbitrator of their choice. The two arbitrators shall select a third, impartial arbitrator. The parties shall each bear equally the fees of the arbitrator. Nothing herein shall preclude either party from seeking or obtaining injunctive relied in aid or arbitration.

                  21. Survivability. Paragraphs 4, 9 to 12 of this Agreement will survive the expiration or any termination of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AXIOM COMMUNICATIONS GROUP, INC.

By:  _/s/ Christian Bardenheuer__________________

          Christian Bardenheuer

          Co-Managing Director

By:  _/s/ Warner R. Johnson, Jr._________________

          Warner Johnson,

          Co-Managing Director

______/s/ Guibert Englebienne___________________

          Guibert Englebienne


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                                   Schedule A

The software consists of a set of scripts and programs that enable customers and the Company to perform a set of tasks in real time.

The software allows customers on line to:

   o   Survey country specific rates
   o Sign up new customers in real time and use the call back services immediately
   o Review call detail reports upon hanging up. (Once direct connection to the switch is established using third party software Solaris. Until then, within 24 hours.)
   o Automatically send monthly modification of invoices to customer's via e-mail and automatically send invoices from Company's web site.

   o   Create an account for callback services, including:


         o  Validating information inputted by customer
            The script includes several restrictions in order to ensure that the information provided by each new customer is valid and that it is submitted in a manner that is consistent with the standards set in the corporate database. For internal usage, the script also allows for the creation of a demonstration (demo or test) account.

         o  Obtaining credit card authorization
            To verify each new credit card, the company uses a third party program called PCHub by Tellan Software. This program uses a conventional modem and regular telephone line to connect with the credit card bureau currently in use by the Company. PCHub currently verifies cards from Visa, MasterCard and American Express. PCHub obtains an instant authorization code, which allows the Company to charge the customer at the end of every billing cycle. The time required to obtain an authorization depends upon the availability of the line, modem and network. The system can handle multiple authorizations simultaneously by submitting the request to PCHub. These requests are managed by the PCHub.

         o  Creating customer accounts on the corporate database
            Using a third party software, Jconnect libraries from Sybase, the script, which is written in Java, seamlessly connects to the administrative database and creates a record on each new customer based upon the password, personal and payment information provided by each customer at sign-up. Multiple users can sign-up at the same time. At the request of the Company, currently the customer is able to activate call back services for a maximum of three separate telephone numbers, however, the software is capable of being altered to activate as many separate telephone numbers as desired. Each telephone number is stored separately in the DID aisle in the administrative/corporate database under the customer's account number. Only the first telephone number requested by a new customer is automatically activated with a US$20 credit limit, (set in the credit table within the administrative/corporate database) until the customer sends signed photocopy of the credit card. When the company receives the new customer's confirmation fax and credit card identification has been established, an operator activates the remaining accounts on the administrative/corporate database and the switch, and brings the credit limit to the authorized level.

         o Activating the account on the switch to enable immediate access to the service
            The telecommunications switch and corporate database that is being used by the Company stores all the information relating to the customers' account number, password, return numbers and credit limits on text files an tables. This enables customers to have immediate access to the call back

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            service. The third party switch is currently running under Unix on a different server than the web server. In order for the script to update the switch's table with new information, it is necessary for the web server to have access via a network drive to an NFS exported subdirectory on the switch. The seller has configured the software to access the switch tables in the format and location currently in use at the Company. This format and location must remain the same in order for the system to run without further modifications. The script updates the DID table on the switch to enable the use of the first return number for which the customer required service and immediately updates the customer's credit table to include the US$20 credit limit.

   o OBTAIN A CALL DETAIL REPORT
         Using a DID number and the customer's password, the software immediately initiates a connection to the administrative/corporate database and generates within minutes a report of all calls recorded onto the database between the dates specified. The requested report is shown on the customer's Internet browser.

   o VIEW THE MONTHLY INVOICE ONLINE
         Every four weeks, the Software automatically e-mails customers requesting to visit the Company's secure site by hyperlink. Once on this site, customers are asked to input their account number and password, and within minutes the customer can retrieve invoices in a readable format.

   o TRIGGER A CALLBACK SERVICE THROUGH THE INTERNET
         The switch can initiate a call back session by receiving an e-mail from an existing customer, which includes in the subject the customer's DID and the number to call. Within minutes, the third party switch initiates both calls. For customers without e-mail a page permanently resides on the Company's web site which is capable of sending the requisite e-mail on behalf of the customer after instantly verifying the customer's password and related DID.

         The Software requires the following third party software components that must be installed and correctly configured so that the software can efficiently and effectively handle signups within 3 minutes of submitted. The seller shall provide the Company with information on the hardware and software upgrades required to maintain this response time as traffic grows and the Company agrees to provide those resources.

         o  Windows NT Server 4.0 with Internet Information Server version 4.

         o  Perl 5.0 for Win32

         o  Java 1.1.6

         o  Jconnect libraries from Sybase

         o NFS client mapping the S: drive to the directory where the switch tables resides with full access permissions.

         o PCHub software properly configured according to manufacturer specifications and merchant account, running all the time. The web server must have permission to get authorizations on this PCHub.

         The parties agree that processing times may vary negatively as a result of random external factors and that any standards specified herein can not be guaranteed to be valid at all times but in most instances.